Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-224790 and 333-217164) and Form S-8 (Nos. 333-216904 and 333-207630) of our report dated June 26, 2018, relating to the consolidated statement of assets acquired and liabilities assumed and related notes of S3 Asic Semiconductors Limited as of May 9, 2018, which appears in this Current Report on Form 8-K/A of Adesto Technologies Corporation.

/s/ BPM LLP

San Jose, California

June 26, 2018